Exhibit 99.1

PRESS RELEASE
	Contacts:	Mel Payne, Chairman & CEO
Joe Saporito, CFO
Carriage Services, Inc.
FOR IMMEDIATE RELEASE		713-332-8400

Ken Dennard / kdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E
713-529-6600

CARRIAGE SERVICES REPORTS FIRST QUARTER RESULTS
Earnings of $0.12 per diluted share
Earnings before special charges of $0.14 per diluted share
Quarterly results in line with estimates
Outlook for 2003 - 2007 Revised

MAY 12, 2003 - HOUSTON - Carriage Services, Inc. (NYSE: CSV) today reported financial results for the first quarter ended March 31, 2003.  Results for the first quarter 2003 versus previous estimates were as follows:

•                  Revenues of $38.7 million compared to previous estimate of $38 to $41 million

•                  EBITDA of $10.5  million compared to previous estimate of $10 to $12 million, and is comprised of pre-tax earnings of $3.3 million plus interest expense and depreciation and amortization expenses of $4.6 million and $2.6 million, respectively.

•                  Diluted EPS of $0.14 before special charges in line with estimate of $0.13 to $0.15 per share

“We met our estimates for the first quarter.  However, lower death rates and same store declines in funeral call volumes caused our overall performance to be less than our expectations,” stated Melvin C. Payne, Chairman and Chief Executive Officer.  “During the first quarter of 2003, we generated free cash flow of $2.1 million, equal to our net income, and continued to perform on our plan to reduce debt.”  Carriage defines free cash flow as cash flow provided by operations, which totaled $3.8 million for the first quarter of 2003, less the capital expenditures of $1.7 million.  Carriage reduced total debt from $149.1 million at year-end 2002 to $148.2 million at March 31, 2003.  The following provides a reconciliation of the earnings before special charges to net income:

	Income Before Taxes	Net Income	Diluted Earnings Per Share

Net income, excluding special charges and other	$3,878	$2,424	$0.14

Special charges	(588)	(368)	(0.02)

Net income	$3,290	$2,056	$0.12

Special charges totaling $588,000 were recorded during the first quarter, equal to a charge of $0.02 per diluted share, and consisted primarily of charges related to the early termination of a lease obligation pursuant to a business dispute between the lessor and Carriage. The Company terminated the lease and purchased the underlying equipment. No businesses were sold during the first quarter.

Funeral Operations

Financial results for Carriage’s funeral operations when compared to the same period last year are as follows:

•                  Funeral revenues down 7.2 percent from $32.7 million to $30.4 million

•                  Same store funeral revenue decreased 7.0 percent from $32.0 million to $29.8 million

•                  Same store funeral calls decreased 8.6 percent

•                  Same store average revenue per call increased 1.6 percent, from $5,695 to $5,788

•                  Funeral field EBITDA margin decreased from 41.1 percent to 36.4 percent

“While we met our estimates for the first quarter, our same-store funeral call decline was higher than anticipated even though death rates were down nationally and materially down in some areas where our portfolio is concentrated,” stated Mr. Payne. “We have identified approximately 12 percent of our businesses that experienced same store funeral call market share declines during the first quarter compared to 2002.  These businesses represented approximately 15 percent of our total funeral revenue and field EBITDA during the quarter and approximately 55 percent of the total same-store decline in our portfolio. We define funeral field EBITDA as funeral gross profit, which totaled $8.6 million for first quarter of 2003, adjusted for depreciation and amortization expense of $1.7 million, overhead charges of $1.0 million, and excludes commission income of $0.4 million earned on the sale of preneed insurance policies.  The funeral field EBITDA margin is derived by dividing the funeral field EBITDA by funeral revenues, excluding the commission income. We do not believe that the entire decline in these businesses is related to market share and in some cases we believe any market share decline will be temporary.  We understand the issues that caused this performance and, except for death rates, we are working to resolve them.  We will report against our progress during the year.”

“We were disappointed that we were not able to offset the decrease in funeral revenue during the quarter with better variable cost management, which caused our funeral field EBITDA margin to decrease by 470 basis points,” continued Mr. Payne. “Approximately 28.7 percent of the Company’s funeral services were cremation services compared to 27.0 percent in the first quarter of last year, an increase which had the effect of moderating the increase in average revenue per call.”

Cemetery Operations

Key indicators for Carriage’s cemetery operations and financial results for the first quarter when compared to the same period last year are as follows:

•                  Cemetery revenues increased 1.7 percent, from $8.2 million to $8.4 million

•                  Same store cemetery revenue increased 1.7 percent

•                  Cemetery field EBITDA margin increased from 40.8 percent to 41.7 percent

Cemetery revenues were positively impacted by a $0.3 million increase in preneed sales of interment sites compared to the prior year period.  Financial revenues (trust earnings and finance charges on the installment contracts) declined $0.1 million compared to the first quarter of the prior year. Cemetery costs and expenses declined 9.7 percent compared to the first quarter of 2002 primarily due to lower bad debt expense ($0.9 million) because of changes in contract terms and improvements in receivable management practices.  Carriage defines cemetery field EBITDA as cemetery gross profit, which totaled $2.5 million for the first quarter of 2003, adjusted for depreciation and amortization expense of $0.6 million and overhead charges of $0.4 million.  The cemetery field EBITDA margin is derived by dividing the cemetery field EBITDA margin by cemetery revenues.  “Our Cemetery profit performance was outstanding in a difficult preneed sales environment,” stated Mr. Payne.  “For the first time ever, our cemetery gross margin of 29.5 percent exceeded the funeral gross margin.”

Other

General and administrative costs increased $0.1 million, approximately 4 percent, in comparing the first quarter of 2002 to the first quarter of 2003, most of the change attributable to higher salaries and wages and insurance costs.

Interest expense decreased by approximately $0.2 million in the first quarter compared to the prior year period because the average debt outstanding has decreased by approximately $11 million since the first quarter of 2002.

As reported in the first quarter of 2002, that period’s results also included a $12.8 million ($0.73 per diluted share) benefit from the reversal of a deferred tax valuation allowance that was originally recorded in 2000. No Federal income taxes were paid in either quarter because the Company has a net operating loss carry forward for Federal income tax purposes.

On March 31, 2003, Carriage had $30.8 million drawn on its $75 million bank revolving credit facility which matures in mid-2004.  Carriage expects to replace its current facility with a new facility by the end of 2003 which would be sufficient to meet its working capital needs and pay the maturities of Series A of the Senior Notes in July 2004.

Outlook

The outlook for the full year represents a revision to our previous outlook for 2003 and takes into account the lower number of funeral calls performed during the first quarter relative to our expectations.  “Given the death rate and same store weaknesses experienced in the first quarter, we have revised our funeral call volume assumption for 2003,” stated Mr. Payne.  We are now assuming a same store decrease in call volume of 2.7 percent for 2003.  The revised call volume assumptions are the primary reason our outlook for 2003 is being reduced.”

For the second quarter of 2003, Carriage expects revenues to range between $36 million and $39 million, EBITDA to range between $8 million and $10 million, and earnings to range between $0.06 to $0.08 per share.  Carriage expects revenues for the full year 2003 to range between $149 million and $154 million, EBITDA to range between $38 million and $40 million, earnings before special charges to range between $0.35 and $0.40 per share and free cash flow to range between $8 million and $11 million.  Including cash flow from dispositions and other sources, Carriage expects to reduce debt below $130 million at year-end 2003.

In addition, Carriage has updated the Long-Term Base Case Scenario included in its Company & Investment Profile.  The revised scenario reflects a more modest assumption on revenue growth which reduces the growth in EBITDA and EPS but does not materially change the debt reduction plan.  Carriage wants to stress that this scenario analysis is only one possible outcome within a range of possible outcomes.  While Carriage believes it is using reasonable assumptions to model operating results and cash flow, there can be no assurance that actual results would be consistent with this scenario.  The Long-Term Base Case Scenario is based on nominal organic growth expectations, adjusted for divestitures, no growth in same store funeral call volumes between 2003 and 2007 and modest increases in average revenue per funeral.  Further, this scenario does not reflect Carriage’s financial flexibility, which allows alternative uses for free cash flow, such as acquisitions or selective expansion of its existing portfolio of businesses.

Long-Term Base Case Scenario

(Revised as of May 12, 2003)

($ In Millions, Except Per Share Data)

	Actual 12/31/02	12/31/03		12/31/04	12/31/05	12/31/06	12/31/07	5-Yr. CAGR

Revenue	$154.2	$151.3		$154.9	$158.7	$162.5	$166.5	1.5%

Income Before Taxes	12.2	10.3		12.0	13.8	15.9	18.0	8.1%
Interest	19.8	18.1		16.4	15.6	14.6	13.5	-7.4%
Depreciation and Amortization	10.5	11.6		12.0	12.4	12.7	13.1	4.5%
EBITDA	42.5	40.0		40.4	41.8	43.2	44.6	1.0%
EPS, Diluted	0.43	0.38	(1)	0.41	0.47	0.54	0.62	7.6%
Cashflow from Operations	18.9	17.3		15.4	16.9	18.6	20.2	1.3%
Less Capital Expeditures	6.0	5.6		6.5	6.0	5.5	5.5	-1.7%
Free Cash Flow	12.9	11.7		8.9	10.9	13.1	14.7	2.6%
Plus/Minus Net Cash Taxes	(1.7)	0.2		4.0	4.7	5.5	6.4	NM
Pre-Tax Free Cash Flow	11.2	11.9		12.9	15.6	18.6	21.1	13.5%
Diluted Shares Out.	17.5	17.9		17.9	18.1	18.2	18.2	0.8%
Divestitures & Other	(4.5)	9.9		0.2	0.2	0.2	0.2	NM
Total Debt	149.1	127.5		118.4	107.3	94.0	79.1	-11.9%
Total Debt / EBITDA	3.5	3.2		2.9	2.6	2.2	1.8	-12.8%
Debt / Total Capitalization	44.2%	39.5%		36.8%	33.6%	29.7%	25.3%	-10.6%

(1)     Excludes the effect of .02 charge recorded in 1st quarter 2003

NM= Not Meaningful

In this revised scenario, Carriage assumes that revenues grow at a 1.5 percent compound annual growth rate (CAGR) over the next five years and assume that EBITDA grows at a 1.0 percent CAGR over the same period.  The company estimates it could grow free cash flow at a 2.6 percent CAGR, which could allow it to reduce debt from 149.1 million at the end 2002 to $79.1 million at the end of 2007, a 11.9 percent five-year compound annual reduction in debt.  The Company estimates that a substantial portion of the increase in EPS would result from interest savings related to debt reduction.  The key elements driving the substantial debt reduction over the five-year period are gradual field level operating margin improvement, selective dispositions of underperforming assets in 2003 and cash tax savings in 2003.

First Quarter Conference Call Information

Carriage Services has scheduled a conference call today at 10:30 a.m. eastern time. To participate in the call, dial 303-262-2075 at least ten minutes before the conference call begins and ask for the Carriage Services conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 19, 2003.  To access the replay, dial 303-590-3000 and enter the pass code 536596.

Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting http://www.carriageservices.com. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call.  For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email dmw@drg-e.com.

Carriage Services is the fourth largest publicly traded death care company.  As of May 12, 2003, Carriage operates 141 funeral homes and 30 cemeteries in 29 states.

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2002, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company.   The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company.  A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.

CARRIAGE SERVICES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	For the Three Months Ended
	3/31/2002	3/31/2003

Funeral revenues	$32,707	$30,354
Funeral costs and expenses	21,024	21,722
Funeral gross profit	11,683	8,632
Funeral gross margin	35.7%	28.4%

Cemetery revenues	8,215	8,352
Cemetery costs and expenses	6,514	5,884
Cemetery gross profit	1,701	2,468
Cemetery gross margin	20.7%	29.5%

Total revenues	40,922	38,706
Total costs and expenses	27,538	27,606
Total gross profit	13,384	11,100
Total gross margin	32.7%	28.7%

General and administrative expenses	2,506	2,612
Special Charges & Other	—	588
Operating income	10,878	7,900
Operating margin	26.6%	20.4%

Interest expense, Debt	3,124	2,936
Interest expense, TIDES	1,674	1,674
Income before income taxes	6,080	3,290

Provision for income taxes before the reduction of the deferred tax asset valuation allowance	2,320	1,234
Net income before the reduction of the deferred tax asset valuation allowance	3,760	2,056
Reduction of the deferred tax asset valuation allowance	12,800	—
Net income available to common stockholders	$16,560	$2,056

Basic earnings per share:
Net income before reduction of deferred tax valuation allowance	$0.22	$0.12
Reduction of deferred tax asset valuation allowance	0.76	—
Net income	$0.98	$0.12

Diluted earnings per share:
Net income before reduction of deferred tax valuation allowance	$0.22	$0.12
Reduction of deferred tax asset valuation allowance	0.73	—
Net income	$0.95	$0.12

Weighted average shares outstanding:
Basic	16,894	17,320
Diluted	17,429	17,714

CARRIAGE SERVICES, INC.

Selected Financial Data

March 31, 2003

(in thousands, except days sales and debt ratios)

	12/31/2002	3/31/2003
	(unaudited)	(unaudited)
Selected Balance Sheet Data:

Working Capital	$(1,598)	$1,300
Total Assets	703,754	704,740
Total Debt and Contingent Obligations	149,094	148,158
Total Convertible Preferred Securities	90,193	90,226
Total Stockholders’ Equity	98,091	100,511

Days sales in funeral accounts receivable	27.1	25.1
Debt to total capitalization	44.2	43.7
Debt to EBITDA (rolling twelve months)	3.49	3.71

	Three months ended 3/31/2002	Three months ended 3/31/2003
Selected Cash Flow Data:

Cash provided by operating activities before interest payments	$12,269	$10,356
Interest Paid	6,811	6,564
Capital expenditures	1,398	1,725
Free Cash Flow	4,060	2,067
Net borrowing (payments) on debt and contingent obligations	(3,957)	(936)